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                                                                    EXHIBIT 99.4

FIRST UNION REAL ESTATE INVESTMENTS

AT THE COMPANY
Brenda J. Mixson
Chief Financial Officer
(212) 905-1104

FOR IMMEDIATE RELEASE

                  FIRST UNION REAL ESTATE INVESTMENTS ANNOUNCES
          REFINANCING OF PARK PLAZA MALL AND SALE OF CROSSROADS CENTER

NEW YORK, NEW YORK, APRIL 27, 2000 - FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR) announced today that the Company has completed the refinancing of its Park Plaza Mall in Little Rock, Arkansas. A $42.0 million mortgage loan was obtained on the property from First Union National Bank. (First Union National Bank is not affiliated with First Union Real Estate Investments.) The loan is non-recourse, has a 10-year term and a fixed interest rate of 8.69% payable on a 30-year amortization schedule.

The Company also announced that General Growth Properties, Inc., a publicly traded real estate investment trust headquartered in Chicago, Illinois, exercised its option to purchase the Crossroads Center in St. Cloud, Minnesota. In October 1999, General Growth made a loan to the Company of approximately $30.0 million secured by a second mortgage and received, as part of the consideration for the loan, an option to buy the property. The closing of the sale occurred on April 26, 2000. The Company received aggregate consideration of $80.3 million, of which approximately $78.3 million was applied against the General Growth loan and the assumption of the first mortgage debt on the mall.

The gain for financial reporting purposes on the sale of Crossroads Center is approximately $58.0 million, less an extraordinary loss on extinguishment of debt of approximately $2.4 million, and approximately $53.0 million for tax reporting purposes. The required distribution of this gain for REIT tax purposes has already been partially satisfied through the spin-off of Imperial Parking Corporation ("Impark"). In a taxable distribution of approximately $41.1 million to First Union shareholders, the Company distributed one share of Impark common stock for every 20 common shares of First Union. The quarterly dividends, aggregating approximately $7.3 million, to be paid on April 28, 2000 to the holders of the common and preferred shares of First Union, are also expected to satisfy part of the capital gain distribution requirements. The treatment of dividends paid during 2000 for tax purposes is subject to final determination after the Company completes its year-end and reviews all transactions.

Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report filed by the Company with the SEC on Form 10-K.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed stapled-stock real estate investment trust (REIT) headquartered in New York, New York.